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                              Certificate Of Trust
                                       of
                         SmithGraham Institutional Funds

         This Certificate of Trust is being duly executed and filed on behalf of the business trust formed hereby by the undersigned, the sole Trustee of the Trust, to form a business trust pursuant to the Delaware Business Trust Act (12 Del. C. (S) 3801 et seq.).

                                    ARTICLE I
                                    ---------

         The name of the business trust formed hereby is SmithGraham Institutional Funds.

                                   ARTICLE II
                                   ----------

         The registered agent for service of process on the Trust in the state of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

                                   ARTICLE III
                                   -----------

         This Certificate of Trust shall become effective upon filing in the Office of the Secretary of State of Delaware.

                                   ARTICLE IV
                                   ----------

         The Trust is or will become a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. (S)(S) 80a-1 et seq.) prior to or within 180 days following the first issuance of beneficial interests.

                                    ARTICLE V
                                    ---------

         The Agreement and Declaration of Trust of the Trust provides for the issuance of one or more series of shares of beneficial interest in the Trust. Separate and distinct records shall be maintained by the Trust for each series and the assets associated solely with any such series shall be held and accounted for separately from the assets of the Trust associated solely with any other series. As provided in the Agreement and Declaration of Trust, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the Trust generally.

         IN WITNESS WHEREOF, the undersigned, being the sole Trustee, has executed this Certificate of Trust this 30th day of May 2002.

                                                 /s/ Jamie G. House
                                                 -------------------------------
                                                 Jamie G. House
                                                 Sole Trustee